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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


                                             Commission File Number   001-04978
                                                                     -----------
  (CHECK ONE):
  [_] Form 10-K       [_] Form 20-F        [_] Form 11-K     [X] Form 10-Q
  [_] Form N-SAR      [_] Form N-CSR

                      For Period Ended:     August 31, 2003
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[_] Transition Report on Form 10-K          [_] Transition Report on Form 10-Q
[_] Transition Report on Form 20-F          [_] Transition Report on Form N-SAR
[_] Transition Report on Form 11-K



                      For the Transition Period Ended:
                                                       -----------------------

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A


                                     PART I
                             REGISTRANT INFORMATION

                             Solitron Devices, Inc.
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                             Full Name of Registrant


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                           (Former Name if Applicable)

                              3301 Electronics Way
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            Address of Principal Executive Office (Street and Number)

                         West Palm Beach, Florida 33407
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                            City, State and Zip Code
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                                    PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.


                                    PART III
                                   NARRATIVE

     State below in reasonable detail why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.

     The Registrant's Quarterly Report on Form 10-QSB for the quarter ended August 31, 2003 could not be filed within the prescribed time period because certain information and data relating to and necessary for the completion of the Registrant's financial statements and management's discussion and analysis or plan of operation could not be obtained by the Registrant within such time period without unreasonable effort or expense.


                                    PART IV
                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification


       Shevach Saraf                 (561)                     848-4311
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           (Name)                 (Area Code)            (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           [X] Yes     [_] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [_] Yes     [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Solitron Devices, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: October 14, 2003                      By: /s/ Shevach Saraf
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                                     Name:  Shevach Saraf
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                                     Title: Chairman, President, Chief Executive
                                            Officer and Chief Financial Officer
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